Exhibit 10.12

Proxy Agreement for Shareholders

Ye Fen

Ye Fang

Ye Hong

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

and

Zhejiang Mengxiang Consulting Services Co., Ltd.

October 13, 2018

This Proxy Agreement for Shareholders (hereinafter referred to as “ this Agreement”) is entered into on October 13, 2018 by the following parties:

Party A: Ye Fen, PRC resident; ID card number: XXXXXX; Address: XXXXXX, Wanxiang Street, Liandu District, Lishui City, Zhejiang Province.

Party B: Ye Fang, PRC resident; ID card number: XXXXXX; Address: XXXXXX, Wanxiang Street, Liandu District, Lishui City, Zhejiang Province.

Party C: Ye Hong, PRC resident; ID card number: XXXXXX; Address: XXXXXX, Liandu District, Lishui City, Zhejiang Province.

(The above Party A to C are Shareholders of the Target Company as defined below, and the Shareholders of the Target Company are hereinafter referred to as the “Trustor”.)

Party D: Zhejiang Lishui Mengxiang Education Development Co., Ltd., a limited liability company legally incorporated and existing under the laws of China; Unified Social Credit Code: XXXXXX; Address: No. 818, Huayuan Road, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as the “Target Company”).

Party E: Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: XXXXXX; Address: Building 20, No. 99, Xianglong Street, Shuige Industrial Zone (Lijing Ethnic Industrial Zone), Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “WFOE”).

(The Trustor, the Target Company and WFOE shall be referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1. The Trustor legally holds the corresponding equity of the Target Company; in specific, Ms. Ye Fen, Ms. Ye Fang, and Ms. Ye Hong collectively own 100% of the equity interest in the Target Company in record.

2. The Trustor is the shareholders of the Target Company and enjoys the rights of the shareholders of the Target Company in accordance with PRC laws and regulations and the Target Company’s articles of association.

3.The Trustor severally and jointly agree to irrevocably and specifically authorize and entrust WFOE or its designated person to exercise all shareholders’ rights of the Target Company on its behalf.

Therefore, after friendly negotiation, the Parties reach an agreement on the entrustment of the shareholders’ rights of the Target Company as follows:

Article I. Definition and Interpretation

Within this Agreement, the following terms shall have the following meanings when used in this Agreement, unless otherwise stated or required:

“Proposed Listing Company” means Lianwai Education Group Limited, a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Lishui Mengxiang” means Zhejiang Lishui Mengxiang Education Development Co., Ltd, a limited liability company incorporated under the laws of PRC on August 17, 2001.

“Lishui Mengxiang’s Shareholders” means Ms. Ye Fen, Ms. Ye Fang and Ms. Ye Hong.

“Domestic Affiliates” means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted and prohibited education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., including Liandu Foreign Languages School and the kindergarten of Liandu Foreign Languages School.

“Contractual Agreements” means the following agreements signed by two or all parties among Lishui Mengxiang’s shareholders, Domestic Affiliates and WFOE, including: the Business Cooperation Agreement, the Exclusive Call Option Agreement, the Equity Pledge Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Loan Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Directors, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Directors, including the amendments to the above agreements, and other agreements, contracts or instruments signed or issued from time to time by one or more Parties of to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“License” means all permissions, licenses, registrations, approvals and authorizations required for the operation of Domestic Affiliates.

“Business” means all services and business provided or operated by Domestic Affiliates from time to time in accordance with the Licenses they are issued, including but not limited to private education business.

“Assets” means all tangible and intangible assets directly or indirectly owned by Domestic Affiliates, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property rights, and all available benefits under all contracts and other benefits that should be obtained by Domestic Affiliates.

“Trustee” means WFOE that has been entrusted by the Trustor under Article II of this Agreement or a person designated by WFOE under Article III of this Agreement.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

Article II. Authorization and Entrustment

1. The Trustor irrevocably and specially authorizes and entrusts WFOE to exercise the following rights of the Trustor as the Target Company’s shareholders, as permitted under PRC law, including but not limited to (hereinafter referred to as the “Entrustment Rights”):

(a) act as the agent of the Trustor to attend the shareholders’ meeting of the Target Company;

(b) exercise the voting rights on behalf of the Trustor for all matters requiring discussion and resolution of the shareholders’ meeting (including but not limited to designate and elect the directors/executive directors, the supervisors, the general managers, the deputy general managers, the financial chief and other senior management personnel of the Target Company, decide to liquidate and dismantle the Target Company, designate and delegate the liquidation group members and/or its agents of the Target Company, and approve the liquidation plan and liquidation report, etc.);

(c) propose to convene a temporary meeting of shareholders;

(d) sign the minutes of shareholders’ meeting, the resolutions of shareholder (meeting) or other legal documents that the Trustor has the right to sign as the shareholder of the Target Company;

(e) indicate the directors/executive directors, legal representatives, etc. of the Target Company to act in accordance with the Trustee’s intention;

(f) exercise other shareholder’s rights and shareholder’s voting rights under the Target Company’s articles of association (including any other shareholders’ voting rights as stipulated in the amended articles of association);

(g) handle the legal procedures including registration, approval, licensing and other procedures of the Target Company at the business administration department or other competent government departments;

(h) decide to transfer or otherwise dispose of the equity of the Target Company held by the Trustor; and

(i) any other shareholder’s rights as pursuant to the applicable PRC laws, regulations and the Target Company’s articles of association (and its amendments from time to time).

2. Without limiting the generality of the powers granted under this Agreement, WFOE shall have the powers and authority under this Agreement to sign the transfer agreement agreed and defined in the Exclusive Call Option Agreement on behalf of the Target Company’s shareholders (subject to when Target Company’s shareholders are required to be as a party to the agreement), and fulfill the terms of the Equity Pledge Agreement and the Exclusive Call Option Agreement signed by the Target Company’s shareholders as a party on the same day as this agreement.

3. The Trustee’s exercise of the rights in the foregoing paragraphs 1and 2 does not require prior advice or consent from the Trustor.

4. The Trustor agrees issue to WFOE separately a power of attorney in the form of Annex I to this Agreement that at the time of signing this Agreement, which is an integral part of this Agreement. The Trustor will provide sufficient assistance in the exercise of the entrustment rights of the Trustee, including but not limited to the timely signing of the shareholders’ resolutions or other relevant legal documents of the Target Company as requested by the Trustee when necessary (e.g., to meet the documents requirements of the government department to approve, register, and file) and implement all actions reasonably necessary.

5. For the purpose of exercising the entrustment rights under this Agreement, WFOE and/or WFOE’s designee has the right to access relevant information of the Target Company’s including operations, business, customers, finance, employees, etc., and to consult the relevant information of the Target Company, which the Target Company shall provide fully cooperation.

6. WFOE guarantees that the Trustee will perform its fiduciary duties in accordance with the PRC laws and the articles of association of the Target Company within the scope of authorization as stipulated in this Agreement, and ensure that the proceedings, voting methods and contents of the relevant shareholders’ meeting do not violate laws, administrative regulations or the Target Company’s articles of association; the Trustor will recognize and bear the corresponding responsibility for any legal consequences arising from the exercise of the above mentioned entrustment rights by the Trustee.

7. In any event, WFOE shall not be required to assume any responsibility or make any economic or other kind of compensation for the Target Company, the Target Company’s shareholders or any third parties in relation to the exercise of the entrustment rights under this Agreement by it and/or its designated trustee.

8. The Trustor agrees to indemnify and undue any damage suffered or likely to be suffered by WFOE from its and/or its designated trustee’s exercise of the entrustment right, including but not limited to any third party’s suit, recovery, arbitration, claims or any loss caused by the administrative investigation or punishment. However, if the loss is caused by the Trustee’s intentional or gross negligence, the loss will not be compensated.

Article III. Entrustment Transfer and Rights Succession

1. The Trustor irrevocably agrees that WFOE shall have the right to appoint and delegate the rights of WFOE to WFOE’s directors or designees in accordance with Article II of this Agreement without prior notice to the Trustor or with the consent of the Trustor. The director or designees authorized by WFOE shall be deemed as the Trustee under this Agreement and shall have all the rights set forth in Article II of this Agreement. WFOE reserves the right to replace the foregoing designated person at any time with prior notice to the Trustor.

2. The Trustor irrevocably agrees that the successor or liquidator succeeding the rights of any relevant civil rights due to the division, merger, liquidation or any other reason of WFOE shall have the right to replace WFOE to exercise all rights under this Agreement.

Article IV. Continued Effectiveness of Authorization and Entrustment

1. The Trustor irrevocably agrees that the authorizations and entrustments contained in this Agreement, including but not limited to Article II and III of this Agreement, shall not be invalidated, revoked, impaired or undergone other similar adverse changes due to the increase, decrease, merger and other similar events of the Trustor’s equity interest in the Target Company.

2. The Trustor irrevocably agrees that the authorizations and entrustments contained in this Agreement, including but not limited to Article II and III of this Agreement, shall not be invalidated, revoked, impaired or undergone other similar adverse changes due to the Trustor’s incapacity, limited capacity, death, divorce or other similar events.

3. The Trustor irrevocably agrees that this Agreement is an integral part of the Trustor’s equity interest in the Target Company, and any legal and/or contractual successor, assignee, agent or other similar person of the Trustor obtains and/or the exercise of the equity interests/rights of the Target Company, will be deemed as agree to and assume the rights and obligations under this Agreement.

Article V. Representations and Warranties of the Parties

1. The Trustor is a PRC civil entity with full and independent legal capacity to enter into this Agreement and enjoy rights, perform obligations and assume liabilities under this Agreement.

2. At the time of the entry into force of this Agreement, the Trustor is the legal owner of the equities of the Target Company held by it, and there is no existing dispute concerning the ownership of the equities. The Trustee may fully exercise the entrustment rights under this Agreement.

3. Except as disclosed to WFOE or the encumbrances and the rights restrictions set on the equity as a result of the Contractual Agreements, the Trustor’s equity does not have any other encumbrances or rights restrictions.

4. This agreement shall be duly signed by the Trustor and constitutes a legal, valid and binding obligation to the Trustor.

5. The signing and performance of this Agreement by the Trustor will not violate any PRC laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the equity interest or other assets in the Target Company held by it.

6. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect the Trustor’s ability to perform its obligations under this Agreement, and no one threats to take the forgoing actions as far as known to the Trustor.

7. The Target Company is an independent legal person legally established and validly existing, and has the ability to bear civil liability externally.

8. The Target Company has the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement.

9. This Agreement constitutes the legally valid and enforceable obligation to the Target Company from the effective date of this Agreement.

10. The signing and performance of this Agreement by the Target Company does not violate any PRC laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

11. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect the Target Company’s ability to perform its obligations under this Agreement, and no one threats to take the forgoing actions as far as known to the Target Company.

12. WFOE is an independent legal entity legally established and validly existing, and has the ability to bear civil liability externally.

13. WFOE has the right to sign and perform this Agreement, and it has obtained all necessary and appropriate approvals and authorizations for the signing and performance of this Agreement.

14. This Agreement constitutes the legally valid and enforceable obligation to WFOE from the effective date of this Agreement.

15. The signing and performance of this Agreement by WFOE does not violate any PRC laws and regulations, court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

16. There is no litigation, arbitration or other judicial or administrative procedures that have occurred and have not yet been settled, which will affect WFOE’s ability to perform its obligations under this Agreement, and no one threats to take the forgoing actions as far as known to the WFOE.

Article VI. Amendment

1. Through negotiations among the Parties and approved by the shareholders of WFOE, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legal and valid.

2. If the Stock Exchange of Hong Kong Ltd. (hereinafter referred to as “HKEX”) or other regulatory authorities make any amendments to this Agreement, or listing rules or related requirements of HKEX produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

Article VII. Term

1. This Agreement shall become effective upon the signing of this Agreement by the Parties.

2. This agreement is valid for the entire period of the Target Company’s operating period and for the period of renewal according to PRC law, and shall automatically terminated once WFOE has purchased all equities of Domestic Affiliates directly or indirectly held by Lishui Mengxiang’s Shareholders in accordance with the Exclusive Call Option Agreement entered into among the Lishui Mengxiang’s Shareholders, Domestic Affiliates and WFOE on the same date of this Agreement.

3. WFOE may rescind or terminate this Agreement unilaterally after thirty (30) days’ notice. Unless otherwise stipulated by law, in any case, neither the Trustor nor the Target Company shall have the right to terminate or dissolve this Agreement unilaterally.

Article IIX. Liability for Breach of Contract

1. Any party who violates the provision under this Agreement which may result in the unenforceable of all or part of this Agreement, the defaulting Party shall be liable for the breach and compensate the other Party for the losses (including the legal fees and attorneys’ fees arising thereof).

Article IX. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of other parties, except in the following cases:

a) The public is aware of or will be aware of such information (not disclosed to the public by the recipients without permission);

b) Information required to be disclosed in accordance with the applicable laws and regulations, the rules and regulations of stock exchange;

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

d) to disclose accordance with the relevant Hongkong Listing rules.

2. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information of such Party, and such Party shall be liable for breach in accordance with this Agreement.

3. The Parties agree this Article will continue to be effective irrespective of whether this Agreement is invalid, altered, dissolved, terminated or not operational.

Article X. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liabilities under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or violent acts of criminal organizations, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. After the event of force majeure is lifted, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall immediately notify the other Parties in writing and provide all relevant information.

Article XI. Changed Circumstances

1. As supplement and without contravention of other terms of Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that WFOE believes that the maintenance of this Agreement in force or the acceptance of the right granted in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, the Trustor and the Target Company shall immediately, in accordance with WFOE’s written instructions and the reasonable requirements of WFOE, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid; and/or

b) fulfill the intent and purpose of this Agreement by the way prescribed in this Agreement or by other means.

Article XII. Miscellaneous

1. The parties agree that, to the extent permitted by PRC Laws, WFOE has the right to appoint other entities recognized by the Proposed Listing company (such as foreign-invested enterprises established by the Proposed Listing company in China) with other parties of this Agreement to sign and enforce the agreements which are the same as or similar to the terms and conditions of Contractual Agreements. The other parties of this Agreement shall give fully cooperation and support. This agreement will automatically terminate from the date when the above mentioned agreements take effect.

2. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

3. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall immediately begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, either party shall have the right to submit the dispute to arbitration for settlement. The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission shall have the power to award compensation or to compensate WFOE for any loss caused to it by any other party’s breach in respect of the equity interest, property interest or other assets of the Target Company. After the arbitration award becomes effective, either party shall have the right to apply to the court having jurisdiction for enforcement of the arbitration award. At the request of a party to the dispute, a court of competent jurisdiction has the power to grant temporary relief, such as decreeing or ordering withhold or freeze the equity interest, property interest or other assets of the defaulting party. In addition to the courts in China, the courts in Hong Kong, the courts in the Cayman Islands, the courts in the place where the major assets of the Proposed Listing company are located, and the courts in the place where the major assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes. During the arbitration, the parties hereto shall continue to perform their other obligations hereunder except for the matters in dispute submitted for arbitration.

4. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the law and other terms of this Agreement. The exercise of one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies available to such Party.

5. A Party’s failure to exercise or delay of the exercise of any of its rights, powers and remedies (hereinafter referred to as “Rights of Such Party”) under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude the Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

6. The headings of each article of this agreement are for index purposes only and in no event shall such headings be used or affect the interpretation of the provisions of this Agreement.

7. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

8. This Agreement is binding on the legal successors and assignees of the Parties.

9. This agreement is drafted in Chinese language in five counterparts, each of which shall be held by each Party to this Agreement and has the same legal effect.

(Signature Page Follows)

(This page is the signature page of the Proxy Agreement for Shareholders, and is left blank intentionally.)

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Ye Fen

/s/

Ye Fang

/s/

Ye Hong

/s/

Annex 1: Sample Power of Attorney

Power of Attorney

This Power of Attorney is executed by                  (ID Card No.:                 ) (the “Trustor”) on October    , 2018 and issued to Zhejiang Mengxiang Consulting Service Co., Ltd. (the “Trustee”).

I,                 , hereby grant to the Trustee a special power of attorney, authorizing the Trustee to exercise or to delegate, as my proxy and on my behalf, the following rights enjoyed by myself in my capacity as a shareholder of Zhejiang Lishui Mengxiang Education Development Co., Ltd. (the “Target Company”), including but not limited to:

(1)	propose the convening of, and attend shareholders’ meeting as my proxy in accordance with the articles of association of the Target Company

(2)

exercise, as my proxy, voting rights with respect to all matters discussed and resolved by the shareholders’ meeting of the Target Company, including but not limited to, the appointment and election of the directors/executive directors, the supervisor, the general manager, the deputy general manager, the finance controller and other senior management of the Target Company, and the determination of dissolution and liquidation of the Target Company, the designation and appointment of members of the liquidation team of the Target Company and/or their proxies, approval of liquidation plans and liquidation reports, etc.;

(3)	execute any minutes of the shareholders’ meeting, resolutions of the shareholders (general meeting) or other legal documents that I, as a shareholder of the Target Company, have the right to execute;

(4)	instruct the directors/executive directors or legal representatives of the Target Company to act in accordance with the intentions of the Trustee;

(5)

exercise other voting rights of the shareholders under the articles of association of the Target Company as my proxy (including any other voting rights of shareholders as provided after amendment to such articles of association);

(6)	handle legal procedures such as registration, examination and approval and license of the Target Company with the administration for industry and commerce or other competent government departments;

(7)	decide to transfer or otherwise dispose of the equity interest held by the Trustor in the Target Company; and

(8)	other rights of any shareholder provided by applicable laws and regulations of PRC and the articles of association of the Target Company (as amended from time to time).

The Trustee shall have the right to designate, and delegate such authority granted to the Trustee, to the Trustee’s directors or individuals designated by him/her.

If the Trustee’s civil rights are inherited or succeeded by the successor or the liquidator due to division, merger, liquidation and any reasons of the Trustee, the successor or the liquidator shall have the right to exercise all the above rights in place of the Trustee.

I irrevocably agree that the authorization and entrustment recorded in this Power of Attorney shall not be invalid, cancelled, derogated or undergo other similar adverse change due to the increase, decrease or consolidation of my equity interest in the Target Company or other similar events. The authorization and entrustment recorded in this Power of Attorney shall not be invalid, revoked, reduced or changed adversely due to my incapacity, limitation of my capacity, death, divorce or other similar events.

This Power of Attorney is a part of the Proxy Agreement of Shareholders, and matters not mentioned herein, including but not limited to, the applicable laws, the dispute resolution, the validity term, and the definitions and interpretations, are governed by the relevant provisions of the Proxy Agreement of Shareholders.

Hereby authorize.

Trustor (Signature):

Year Month Date